Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 26, 2012	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2012

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2012.

The Company’s revenues for the second quarter of 2012 were $58,355,000 compared with $58,815,000 for the second quarter of 2011.  Gaming revenues were $52,331,000 compared to $53,129,000 for the second quarter of last year, with lower slot win being somewhat offset by improved table game win.

Occupancy levels in the Dover Downs Hotel were approximately 93% for the second quarter of 2012 compared with approximately 91% last year.

With lower general and administrative, depreciation and interest expenses, net earnings improved 46.8% to $1,817,000 compared with $1,238,000 for the second quarter of 2011.  Earnings per diluted share were $.06 compared with $.04 per diluted share for the second quarter of 2011.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “The second quarter saw several more casinos added to an already crowded market.  While it is far too early to understand the long-term impact these new properties will have on our business levels, we believe the quality of our property and amenities will allow us to compete effectively.  We are thankful that the State has recognized the challenges we face and has taken steps to improve our competitiveness with the reduction of certain fees and the approval of internet gaming, and look forward to their continued collaboration and partnership as the competitive environment continues to evolve.”

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.03 per share payable on September 10, 2012 to shareholders of record at the close of business on August 10, 2012.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Gaming (1)	$52,331	$53,129	$110,805	$107,461
Other operating (2)	6,024	5,686	11,634	10,760
	58,355	58,815	122,439	118,221
Expenses:
Gaming	46,479	47,229	97,443	96,706
Other operating	4,339	4,176	8,239	8,049
General and administrative	1,508	1,614	3,064	3,393
Depreciation	2,566	2,901	5,246	6,045
	54,892	55,920	113,992	114,193

Operating earnings	3,463	2,895	8,447	4,028

Loss on extinguishment of debt	—	45	—	45
Interest expense	426	790	1,012	1,601

Earnings before income taxes	3,037	2,060	7,435	2,382

Income taxes	1,220	822	3,247	1,182

Net earnings	$1,817	$1,238	$4,188	$1,200

Net earnings per common share:
- Basic	$0.06	$0.04	$0.13	$0.04
- Diluted	$0.06	$0.04	$0.13	$0.04

Weighted average shares outstanding:
- Basic	31,745	31,646	31,744	31,645
- Diluted	31,745	31,646	31,744	31,645

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS

Current assets:
Cash	$17,552	$18,634
Accounts receivable	2,631	3,982
Due from State of Delaware	6,295	9,440
Inventories	2,054	1,860
Prepaid expenses and other	5,295	3,659
Receivable from Dover Motorsports, Inc.	2	—
Deferred income taxes	1,367	1,317
Total current assets	35,196	38,892

Property and equipment, net	173,016	176,415
Other assets	814	877
Total assets	$209,026	$216,184

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,831	$4,035
Purses due horsemen	6,291	9,004
Accrued liabilities	9,336	11,912
Payable to Dover Motorsports, Inc.	—	11
Income taxes payable	72	444
Deferred revenue	362	254
Total current liabilities	19,892	25,660

Revolving line of credit	64,940	69,000
Liability for pension benefits	5,266	5,570
Other liabilities	—	147
Deferred income taxes	3,776	3,301
Total liabilities	93,874	103,678

Stockholders’ equity:
Common stock	1,590	1,576
Class A common stock	1,660	1,660
Additional paid-in capital	3,751	3,464
Retained earnings	110,328	108,090
Accumulated other comprehensive loss	(2,177)	(2,284)
Total stockholders’ equity	115,152	112,506
Total liabilities and stockholders’ equity	$209,026	$216,184

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2012	2011

Operating activities:
Net earnings	$4,188	$1,200
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	5,246	6,045
Amortization of credit facility origination fees	46	44
Stock-based compensation	408	518
Deferred income taxes	345	188
Loss on extinguishment of debt	—	45
Changes in assets and liabilities:
Accounts receivable	1,351	1,407
Due from State of Delaware	3,145	5,029
Inventories	(194)	(115)
Prepaid expenses and other	(1,608)	(2,548)
Receivable from/payable to Dover Motorsports, Inc.	(13)	14
Accounts payable	(204)	(228)
Purses due horsemen	(2,713)	(5,012)
Accrued liabilities	(2,576)	(4,999)
Income taxes payable	(371)	(12)
Deferred revenue	108	—
Other liabilities	(276)	209
Net cash provided by operating activities	6,882	1,785

Investing activities:
Capital expenditures	(1,847)	(959)
Proceeds from sale of available-for-sale securities	—	21
Purchase of available-for-sale securities	—	(95)
Net cash used in investing activities	(1,847)	(1,033)

Financing activities:
Borrowings from revolving line of credit	11,630	154,577
Repayments of revolving line of credit	(15,690)	(158,077)
Dividends paid	(1,950)	(1,944)
Repurchase of common stock	(107)	(150)
Credit facility fees	—	(268)
Net cash used in financing activities	(6,117)	(5,862)

Net decrease in cash	(1,082)	(5,110)
Cash, beginning of period	18,634	18,819
Cash, end of period	$17,552	$13,709